CIRCULATION SERVICES AGREEMENT

Dated: November 11, 2005

The following set forth the Agreement between EP Global Communications, Inc. (“CLIENT”), a

Delaware corporation, located at 551 Main Street, Johnstown, PA 15901 and ProCirc, LLC, a Delaware

corporation located at 2937 SW Avenue, Suite 301, Miami, Florida, 33133 “ProCirc”) for circulation services to be provided by ProCirc for the publication entitled Exceptional Parent Magazine in exchange for the full consideration described below and subject to the terms and conditions contained herein.

1.

CLIENT NAME AND INFORMATION:

Client Name: Exceptional Parent Magazine

Contact Name:  Joseph M. Valenzano, Jr.

Address:  65 East Route 4, River Edge, NJ 07661

Telephone: 814-361-3860

Fax: 201-489-0074

E-mail:  jvalenzano@eparent.com

2.

PUBLICATIONS:

Title of Publications: Exceptional Parent Magazine

3.

SERVICES

a. Services by ProCirc: ProCirc shall perform the circulation services and furnish documents requested by CLIENT as described in Schedule A attached hereto and made a part hereof (“Basic Services”). ProCirc shall devote sufficient staff and resources to fulfill its obligations to CLIENT under this Agreement.

b. Services by CLIENT: CLIENT shall list ProCirc in the Circulation Department in the masthead of all publications contained in Paragraph 2 during the term of the agreement.  The names of specific Pro-Circ employees working on the services described herein may also be listed at CLIENT’s discretion.

4.

TERM:

This agreement shall be in force for the period December 1, 2005 through November 30, 2006 (“Term”).

The Term of this Agreement shall automatically renew for successive one (1) year periods starting on December 1, 2006, unless either party gives written notification to the other party of their intent to not renew the Term at least ninety (90) days prior to the end of the Term.  In the event of the 90-days notice, both parties’ obligations to perform hereunder shall continue for the remainder of the Term.  Paragraphs 8, 11, and 12 (b), (c), (d) and (g) shall survive upon the termination of this Agreement.

ProCirc Agreement

5.

FEES AND EXPENSES: (All fees and payments as referred to below in paragraphs 5, 6, and 7 are in U.S. funds only)

a. Fees:  CLIENT shall pay ProCirc, and ProCirc shall accept, on a monthly basis, the sum of $7,000 per month in consideration of the Basic Services performed and materials furnished under this Agreement for each month of the Term (“Fees”).  The Fees will remain in effect for the initial 12-month Term of this Agreement.  Thereafter, the Fees will increase by five percent (5%) on December 1st of each year.

b. Performance Bonus: ProCirc’s bonus will be calculated using the figures taken from the Exceptional Parent Magazine earned income statement submitted to ProCirc by Kable or another fulfillment bureau.

For every dollar earned over $30,000 per month ProCirc will receive a 10% bonus. ProCirc will calculate and bill these amounts on a quarterly basis.

c. Expenses: CLIENT shall reimburse ProCirc on a timely basis for all customary and reasonable expenses incurred by ProCirc on CLIENT’s behalf which shall include standard and reasonable shipping, mailing and messenger costs, reasonable long-distance telephone calls to third parties on CLIENT’s behalf, and reasonable and customary travel costs by designated ProCirc employees for travel on CLIENT’s behalf (“Expenses”).  Travel expenses will be pre-approved by CLIENT in writing.

6.

ADDITIONAL COSTS/PAYMENTS SCHEDULE/LATE PAYMENTS

a. Additional Costs:  In the event CLIENT engages ProCirc to perform additional services which are not specified on Schedule A, CLIENT agrees to pay ProCirc a sum certain or reasonable hourly rate for such services which sum shall be mutually negotiated in good faith prior to ProCirc’s performance of such additional services, together with all customary and reasonable expenses incurred by ProCirc on CLIENT’s behalf in connection with such additional services (“Additional Costs”).

b. The Fees and Expenses, and Additional Costs, if any, are payable on a monthly basis pursuant to the monthly invoice sent to CLIENT by ProCirc. ProCirc shall send CLIENT a monthly invoice during each current month that it is performing the Basic Services under this Agreement indicating the monthly Fees and Expenses as well as any Additional Costs.

c. All payments of Fees and Expenses, and Additional Costs, if any, to be paid by CLIENT to ProCirc under this Agreement shall be delivered to ProCirc’s address first set forth above and must be received by ProCirc no later than 30 calendar days after the invoice date.  In the event ProCirc receives such payment following such 30-day period on any invoice that is not disputed in writing by Client within the 30-day period, ProCirc shall have the right to charge and collect from CLIENT an additional 1.5% per month on the amount due on a cumulative basis for each month that is outstanding and not paid.  Any amounts not Notwithstanding for foregoing and in the event CLIENT is in default of any payment due hereunder, ProCirc shall give CLIENT written notice of such default, and if such default is not cured within 10 calendar days after receipt of written notice, ProCirc shall have the right to suspend the performance of the Basic Services and all other services hereunder and terminate this Agreement without liability and shall have the right to collect amount outstanding.

7.

PAYMENT OF THIRD PARTIES:

From time to time, with CLIENT’s approval, ProCirc shall engage the services of third parties in order to carry out the Basic Services under this Agreement for the benefit of the Publication.  CLIENT shall pay all amounts billed to CLIENT from such third parties on a timely and prompt basis.  ProCirc shall not be liable to such third parties with respect to any claims that may arise in ProCirc’s dealings with them on CLIENT’s behalf including without limitation which directly result from the failure to pay sums when due.  CLIENT shall indemnify ProCirc for any liability (including attorney’s fees and costs) that may arise in

ProCirc Agreement

connection with any non-payment for such third party transactions engaged by ProCirc on CLIENT’s behalf.

8.

DESIGNATED PUBLICATIONS PERSON:

a. In order for ProCirc to properly perform the Basic Services, CLIENT shall designate, by no later than the commencement of the Term of this Agreement, an individual in CLIENT’s organization that shall be ProCirc’s contact person at the Publication for the purposes of receiving prompt and accurate information, documentation and materials on the Publication (“Designated Publications Person”).  The Designated Publications Person shall have the authority to make day-to-day operational decisions on behalf of

CLIENT for the Publication that are necessary for ProCirc to perform the Basic Services hereunder and ProCirc shall have the right and be authorized to rely on such person as the Publication’s agent and representative as to all of his or her statements, whether oral or in writing.

b. The Designated Publications Person shall make available to ProCirc all reasonably requested information and materials on a prompt basis to ensure that ProCirc can perform the Basic Services required hereunder in a timely and accurate manner.

9.

CONFIDENTIALITY OF MATERIALS:

ProCirc agrees that it will at all times, both during and after the termination of this Agreement, maintain in confidence and shall not, without the prior written consent of CLIENT use, except as necessary in the course of ProCirc’s performance under this Agreement, disclose or give to others any fact or information which was disclosed to or developed by ProCirc during the course of performing Basic Services or any

Additional Services for CLIENT, and which is not generally available to the public, including, but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensor’s, licensees, partners, investors, affiliates or others, training methods and materials, budgets, pricing, financial information, sales prospects, client lists, direct mail lists, marketing strategies, response rates or any other trade or business secret or confidential or proprietary information of CLIENT or of any third party provided to ProCirc under this Agreements. Except as required in connection with providing the Basic Services under this Agreement or any Additional Services, ProCirc agrees not to make copies of any such confidential or proprietary information.  ProCirc agrees, upon request of CLIENT, whether during or after the termination of this Agreement, to promptly return to CLIENT any and all documentary, machine readable or other elements or evidence of such confidential or proprietary information, and any copies that may be under the control of, or in the possession of, ProCirc.

CLIENT acknowledges and agrees that the report formats, schedules, and programming developed and presented by ProCirc remain the sole property of ProCirc are considered proprietary.  CLIENT agrees not to release these materials to any third parties without the prior written consent of ProCirc.

1.

AUDITS:

Provided CLIENT gives ProCirc 30 days advance written notice, CLIENT shall have the right to audit all invoices and reports generated for the Publication by ProCirc at CLIENT’s sole cost and expense during business hours on any business day at the location where those books and records are customarily maintained.  CLIENT shall have access to documents reasonably necessary to conduct such audit, which are not privileged, confidential or proprietary material of ProCirc or its other clients.

2.

FORCE MAJEURE/LIMITATION OF LIABILITY;

Neither party shall be responsible tot the other party for damages due to causes resulting from events of force majeure which shall include, without limitation, fire flood, hurricane, water damage, theft or Act of God, provided, however, if such an event of force majeure prevents ProCirc from performing its obligations hereunder for a period in excess of fifteen (15) days, this Agreement may be terminated immediately by either party without the 30-day advance notice.  Except as otherwise provided in this Agreement, ProCirc shall not be responsible for loss or damage to property of CLIENT, if any, stored or held by ProCirc if such damage is caused by an event of force majeure, provided that ProCirc shall take commercially reasonable precautions to protect such materials.

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Nothing in this paragraph shall relieve ProCirc from liability for any actual or direct damages related to the performance of the Basic Services under this Agreement (or failure thereof), except that ProCirc’s liability for any such damages shall not exceed one (1) month’s Fees.  In no event shall ProCirc be liable to

CLIENT for any liquidated, exemplary, consequential, special, incidental or other indirect damages

(including loss of profits or goodwill) related to the performance of the Basic Services unless such performance (or failure thereof) is due to the gross negligence or willful malfeasance of ProCirc.

3.

MISCELLANEOUS:

a. Indemnifications: CLIENT agrees to indemnify ProCirc from all claims, liability, loss or damage, injury or expense, including reasonable attorneys’ fees and costs (collectively, “Claims”) from third parties incurred by ProCirc arising from a breach of any of the representations or covenants made by CLIENT in

this Agreement or from any omissions or malfeasance of CLIENT arising under this Agreement.   ProCirc

agrees to indemnify CLIENT from all Claims incurred by CLIENT arising from a breach of any of the representations or covenants made by ProCirc in this Agreement or from any omissions or malfeasance of

ProCirc arising under this Agreement.

b. Governing Law; Jurisdiction: This Agreement shall be governed by Florida law and all disputes or proceedings arising under this Agreement shall be subject to the jurisdiction of the courts of Florida.

c. Independent Contractor: CLIENT acknowledges that ProCirc is an independent contractor and this

Agreement shall not be deemed to establish an association, partnership, join venture, agency or employment relationship between the parties, and CLIENT shall not, explicitly or implicitly, state, convey or manifest through its actions to any third parties that any other relationship exists between the parties.

d. Waiver; Amendment: No waiver of any provision in this Agreement or amendment hereto shall be valid and enforceable unless in writing and signed by both parties hereto.

e. Assignment: This Agreement shall be binding on the parties’ respective successors and permitted assigns.  Neither party may assign this Agreement to any entity other than an entity owning or acquiring more than fifty percent (50%) of it without the express prior written consent of the other party.  If CLIENT ceases publication of the publication, CLIENT can terminate this Agreement giving 30 days written notice.

f. Entire Agreement:  This Agreement contains the entire understanding of  the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings related to the subject matter hereof.

g. Litigation:  In the event of any litigation arising out of this Agreement, the prevailing party (as defined under applicable law) shall be entitled to recover from the non-prevailing party reasonable attorney’s fees and costs.

PROCIRC, LLC

Exceptional Parent Magazine

By: /s/ Cary S. Zel

By:   /s/ Joseph M. Valenzano, Jr.

Name:  Cary S. Zel

Name: Joseph M. Valenzano, Jr.

Title:    President

Title:   President, CEO and Publisher

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ProCirc Agreement

Schedule A

to the Agreement effective December 1, 2005

by and between

ProCirc, LLC

And

Exceptional Parent Magazine

•

Strategic Plan

Immediately upon being retained, we will want to meet with you and your team to discuss your short- and long-term goals, both on the circulation side and your goals for the relationship.  This meeting (probably a full day or two) will be dedicated to reviewing current position and developing strategies to achieve the very specific goals we collectively set.

From this meeting will emerge the strategic objectives and tactics that will define the initial thrust of our circulation marketing efforts.  Based on this we will prepare a marketing plan with detailed execution steps and timeliness.

•

Agency

As we handle subscription agents for our many clients, we are in constant communication with all of the major subscription agencies in all categories.  We will use our existing relationships and our leverage to maximize performance of these categories.  As an example, this could result in our maximizing volume, getting an extra point or two of remit or adding promotional exposure that we would execute.  We will be able to open up additional agencies that are not producing significant volumes at the current time if they fit into the overall circulation strategy.  We will review all sources of business and recommend a course of action taken in context with the overall rate base goals and financial implications.  Renewals really make these agents sources pay off, so we will monitor renewal performance by agency category in order to maximize impact on circ levels and P/L.

We would also handle all of the agency correspondence including authorizations, insuring the fulfillment company has the correct offers and remit rates listed for each agent.

We will process all agency invoices (if any) and keep you up to date on the progress and volume from these sources.  The goal would be to gain subscribers whom we would not be exposed to through our normal means of promotion.

•

Insert Cards

Inserts are often a magazine’s most profitable source.  We work with our publishers to provide impactful, user-friendly inserts to maximize sales in bookstores, public places, hospital gift shops, and subscriber copies.  We will recommend and develop creative and offer tests designed to improve response and profitability.

We would propose moving forward with testing different creative executions and perhaps some different offers as well.  We like to mix different types of cards within the same issue – a card stressing savings, one with an edit sell, one with a more graphic presentation, and perhaps a gift card.  In that way we can appeal too many different types of buyers.

ProCirc Agreement

We would analyze the response, looking at gross and net response and P/L for each channel and each card.

We would also perform periodic creative analysis that looks at the response to various cards across several issues.  The strongest cards stay in the mix and the weaker cards are retired and replaced with some fresh approaches.  We have had many successes recently with new insert creative and offer testing that we would bring to these titles.

•

Package Insert Programs

We plan to work with both edit and/or advertising staff to utilize relationships in key markets, and strategize with them the best way to distribute these types of promotions.  While the overall response rates may be low, the low cost and high conversions often make these promotions highly profitable.

•

Internet Marketing

We will work with your online provider to maximize subscription sales on-line.  We will develop pricing, offers and descriptions to promote the magazine.  If necessary, we could also work with several freelance creative people to develop the most compelling creative.  Much like we manage insert cards, we would rotate different creative executions and offers to find the most effective mix.  Those that produce the most cost efficient orders stay in the mix and the weaker creative gets dropped.

We would include the analysis of these efforts in our report package.

Once we understand the current online programs, we would plan a strategic meeting with you to see how subscription sales currently figure into the entire online e-commerce picture within the company.  At that  meeting we would brainstorm other ways to promote the magazine.  There are more likely ways to increase subscription sales online – such as e-newsletter sub offers or dedicated email blasts, but we obviously need     to make sure that these fit in with any/all current e-commerce initiatives.

We’ve had great success generating volume for Weight Watchers magazine through their online site.  In addition to negotiating with the “dot-com” people for more exposure on the site, we’ve rotated several     different offers (free issue, premium, straight offer, gift offer, etc.) to find the most effective techniques     and also to keep the promotions new and fresh for the return surfers.  We’ve also worked with them to track the most productive “ads” on their site in order to know where to concentrate our efforts.

•

Gift Donor Campaigns

We will also evaluate the magazine’s potential for efficient gift subscriptions promotions, such as cold   donor and donor renewal mailings during the Holiday season.  The recommend and execute these        mailings with either the fulfillment vendor or an outside party such as United Wire.

•

Public Places

We will work with the waiting room agency to develop a targeted selection  of specific areas and locations,    based on your audience and demographics, such as doctors and hospital waiting rooms.

Once  the program is approved we will manage and execute the distribution to the designated locations, and   monitor the response efficiency from subscription insert cards in the waiting room copies.

ProCirc Agreement

•

Partnerships & Sponsored Sales

We will work with you to develop partnership programs based on existing, past or future relationships with   other fundraising organizations, associations and advertisers to generate “paid” subscriptions.

We believe this should be one of your most promising channels of new subscriptions sales with potential

for high volumes.  As such, we will dedicate to it all the talent, resources and strategic planning we can    muster.

This has been a proven and successful source for us with one of our major clients – Arthritis Today, for    whom we have successfully implemented several such programs with pharmaceutical companies as well as   associations and advertising partners.

•

Renewal & Bills

We would handle all of the strategic, marketing and operational aspects of the bills and renewals for your      Exceptional Parent.

After an evaluation of your series – both  renewal & bills – we will make any necessary changes to the     timing, number of efforts sent out, and creative according to the response rates and the P/L by effort by   source.

We feel strongly you may be leaving additional opportunities on the table by mailing too few efforts, or       you may be wasting money sending extra efforts to non-responsive portions of the file.

Also, based on this analysis, we will recommend testing creative, offers, price, etc.  In most cases, we’ve    been able to make several “quick fixes” that resulted in real bottom-line improvements for our clients.  We     will also examine and/or consider adding any non-traditional efforts such as e-mail, cover wraps, and         telemarketing.

We would set the schedule ahead of time so the fulfillment vendor will have everything they need in plenty   of time.  Although we are not aware how the current series is configures, we envision using some common    stock for all or most of the efforts.  We will vary the messages, and offers using laser printing.   That way,    you will save significant money on printing and inventory and we can be flexible in our marketing        techniques.

Following any testing or changes we make, we will monitor and report on the results to confirm improved    efficiencies.  Based on the updated analysis we would recommend further action.

•

Fulfillment

All fulfillment functions will be managed by ProCirc, including:

Review the current vendor and recommend a course of action to stay or convert to alternate provider.  We    will negotiate the contract and develop policies to initiate the relationship and integrate the magazine into the new vendor.

Manage all operational activities of the fulfillment provider, acting as primary liaison to service bureau for   all functions as they relate to subscription promotions, including scheduling, messaging and customer    service issues.  This also includes reviewing customer service policies and monitoring correspondence and    complaints.

Assign and record key codes for all promotions in conjunction  with the sources listed above.

ProCirc Agreement

Review and code fulfillment invoices; make adjustments if necessary and forward on to you for payment.

Set weekly and monthly fulfillment schedules including label runs, billing and renewal mailing, end of    month dates for financial reports.

•

Reporting

Using the source information from your fulfillment vendors, ProCirc will provide response results, P/L and   trend analysis on the major sources of new business.

We will issue regular monthly reports to include paid circ estimates, copies served and an analysis of all    major subscription sources.  The list of our standard monthly reporting package is detailed below.

Customization of any of these standard reports is available at a charge of $100 per hour of programming, to   be estimated upon request.

Standard Reports Package includes the following:

Report Name

Frequency

Key Circulation Statistics Summary

Monthly

Production by Source (by Production Month)

Monthly

Gross Copies Served (by Issue, by Source)

Monthly

Earned Income (by Issue, by Source)

Monthly

Single Copy Sales (by Issue – Draws, Net Sales, Net %)

Monthly

Insert Cards Detail Response (by Issue, by Channel – subs, NS, PP)

Monthly

Direct Mail Response (by list and test panels)

Monthly

Miscellaneous Sources (Package Inserts, Events, Cross Promos)

Monthly

Holiday Gift Campaigns current year (Cold Donor, Donor Renewal, Wrap)

Monthly

Renewals Detail (by expire issue, by source, identified, un-identified)

Monthly

Renewals by Effort by Source (gross, net, P&L)

Annually

Billing by Effort by Source (gross, net, P&L)

Annually

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